Exhibit 10.19

SECOND AMENDMENT TO OFFICE LEASE AGREEMENT

THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made effective as of October 4, 2022 (the “Effective Date”), by and between BSP SENITA 8000 JARVIS, LLC, a Delaware limited liability company (“Landlord”), and RAIN THERAPEUTICS INC., a Delaware corporation (“Tenant”).

RECITALS

A.Landlord (as successor-in-interest to 8000 Jarvis Avenue Equities LLC, a California limited liability company) and Tenant are parties to that certain lease entitled “Office Lease Agreement” dated September 25, 2018 (“Original Lease”), as amended by that certain First Amendment to Office Lease Agreement dated as of June 3, 2020 (“First Amendment”, and, together with the Original Lease, collectively and as amended, the “Lease”), pursuant to which Tenant leases from Landlord the premises in the building located at 8000 Jarvis Avenue, Newark, California (“Building”) consisting of approximately 3,857 rentable square feet located in the Building and commonly referred to as Suite 204, as more particularly described in the Lease (the “Original Premises”).
B.Landlord and Tenant desire to expand the Original Premises covered by the Lease to include approximately 3,880 rentable square feet commonly known as Suite 200 in the Building (the “Expansion Premises”), as more particularly described on Exhibit A attached hereto.
C.Landlord and Tenant desire to amend the Lease to increase the area of the Original Premises to include the Expansion Premises and to modify other provisions of the Lease, all as more particularly set forth herein and subject to the terms hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant agree that the Lease is amended as follows:

1.Defined Terms.  Capitalized terms used and not otherwise defined herein shall have the same meanings ascribed to them in the Lease. From and after the date hereof, unless the context otherwise clearly requires, the use of the term “Lease” herein shall mean the Lease, as amended by this Amendment.
2.Expansion of the Original Premises.  On the earlier of (i) January 1, 2023 and (ii) the date the Expansion Premises are delivered to Tenant with the Tenant Improvements Substantially Complete (as each such term is defined in the Work Letter attached hereto) (such earlier date, the “Expansion Premises Commencement Date”), and continuing through September 30, 2024 (the “Expiration Date”), Landlord shall lease to Tenant and Tenant shall lease from Landlord the Expansion Premises on all of the terms and conditions of the Lease, as amended hereby. As of the Expansion Premises Commencement Date all references in the Lease or this Amendment to the “Premises” shall be deemed to include the Expansion Premises, and, together with the Original Premises (collectively referred to herein as the “Premises”) shall consist of a total of approximately 7,737 rentable square feet. The Expansion Premises Commencement Date shall be confirmed in a notice (the “Notice of Terms”) which Notice of Terms shall be prepared by Landlord and confirmed by Tenant within a reasonable time after the Expansion Premises Commencement Date occurs. Notwithstanding anything set forth herein to the contrary, this Amendment is entirely subject to and entirely contingent upon Nexient, LLC, a Delaware limited liability company (“Nexient”) vacating, surrendering and releasing the Expansion Premises to Landlord on September 30, 2022 (the expiration day as set forth in Nexient’s lease). Any delay due to Nexient’s failure to deliver the Expansion Premises on or before September 30, 2022 shall not subject Landlord to any liability nor shall the validity of this Amendment nor the obligations of Tenant hereunder be affected, provided, however, the Expansion Premises Commencement Date shall be delayed until such time as Nexient delivers the Expansion Premises as required hereunder.

3.Term.  The Term of the Lease for the Expansion Premises and the Expiration Date shall be coterminous with that of the Original Premises.
4.Condition of the Expansion Premises.  Landlord shall have no obligation to construct leasehold improvements for Tenant or to repair or refurbish any portion of the Original Premises or the Expansion Premises, except (i) that the Expansion Premises shall be delivered to Tenant with the roof, parking lots, HVAC, plumbing, electrical and related mechanical systems serving the Expansion Premises in good working order and condition and (ii) as set forth in Section 7 below. Neither Landlord nor its agents or representatives have made any representations or promises with respect to the Property, the Building or the Premises, except as specifically set forth in the Lease or this Amendment, and Tenant confirms that the Premises is suited for Tenant’s use and is in good and satisfactory condition. Tenant confirms to Landlord that prior to executing this Amendment it has made such investigations as it deems appropriate with respect to the suitability of the Premises for its continued use and occupancy.
5.Monthly Payments.
a.Monthly Base Rent.  Prior to the Expansion Premises Commencement Date, Tenant shall continue to pay Monthly Base Rent in accordance with Section 3 of the Original Lease, as amended by Section 2 of the First Amendment. Effective as of the Expansion Premises Commencement Date, in addition to all other charges payable pursuant to the Lease, Tenant shall pay the following installments of Monthly Base Rent for the Premises, in accordance with the terms of the Lease as follows:
Scheduled Dates	Monthly Base Rent for the Premises	Monthly Rental Rate Per Square Foot (rounded to 2 decimal pts)
Expansion Premises Commencement Date – January 31, 2023	$27,930.57	$3.61

February 1, 2023 – September 30, 2024	$28,704.27	$3.71

b.Amortized Tenant Improvement Costs.  Effective as of the Expansion Premises Commencement Date, in addition to monthly Base Rent and all other charges payable pursuant to the Lease, Tenant shall pay the following installments of the Amortized Tenant Improvement Costs (as currently estimated to be) at the same time as monthly Base Rent, in accordance with Section 3.3 of the Original Lease:

Scheduled Dates	Monthly Amortized Tenant Improvement Costs
Expansion Premises Commencement Date – January 31, 2023	$7,126.31
February 1, 2023 – September 30, 2024	$7,126.31

6.Additional Provisions.
a.Building: Due to a recent re-measurement in accordance with BOMA Office Buildings Standard Methods of Measurement and Calculating Rentable Area (2010) – Method A, the definition of Rentable Area of Building as set forth in the Basic Lease Information is hereby deleted in its entirety and shall be replaced with the following:

“Rentable Area of the Building: Approximately 50,136 rentable square feet.”

b.Tenant’s Share: As of the Expansion Premises Commencement Date, the definition of Tenant’s Share as set forth in the Basic Lease Information is hereby deleted in its entirety and shall be replaced with the following:

“Tenant’s Share: 15.43% (7,737/50,136)”

c.Parking: Tenant shall continue to have the Parking Allocation of four (4) unreserved parking spaces per 1,000 rentable square feet of Premises upon the Expansion Premises Commencement Date at no cost during the Term of the Lease.
7.Landlord Work; Tenant Improvements; Amortized Tenant Improvement Costs.
a.Landlord Work.  Landlord, at Landlord’s sole cost, shall perform the following in the Premises: (i) demolition of the two offices and conference room currently existing in the Original Premises (noted in red on Exhibit A attached hereto, but only with respect to the Original Premises), (ii) associated repair of the grid, patching carpet, and other associated cleanup and (iii) the balancing of the HVAC system serving the Original Premises and the Expansion Premises (collectively, the “Landlord Work”).

b.Tenant Improvements.  Additionally, Landlord shall cause for the completion of the Tenant Improvements to the Premises in accordance with the work letter attached hereto as Exhibit B (the “Work Letter”).  Tenant understands that the Landlord Work and the completion of the Tenant Improvements will be performed during Tenant’s occupancy and use of the Original Premises, and may result in inconvenience to Tenant (including noise, vibration and displacement from portions of the Original Premises from time to time).  Tenant will fully cooperate with Landlord’s efforts to efficiently and expeditiously complete the Landlord Work and the Tenant Improvements by, among other things, vacating portions of the Original Premises from time to time to permit work to proceed and/or removing any personal property (such as computers, artwork and other valuable or fragile personal property) from within the Original Premises that may be affected by the completion of the Landlord Work and the Tenant Improvements.  Landlord will make reasonable efforts to minimize the inconvenience and disturbance caused by the Landlord Work and the Tenant Improvements, but Landlord is not responsible for business interruption or damage to Tenant’s personal property which results from the completion of the Landlord Work and/or the Tenant Improvements.
c.Amortized Tenant Improvement Costs.  Landlord shall advance the amount of the Amortized Tenant Improvement Costs (as defined in the Work Letter) for permitted expenditures incurred in connection with Tenant Improvements.  Tenant shall repay the Amortized Tenant Improvement Costs until paid in full, in twenty-one (21) equal monthly installments over the remaining Term of the Lease as set forth in Section 5(b) herein; provided, however, in the event (i) the remaining Term following the Expansion Premises Commencement Date does not allow for the repayment of the Amortized Tenant Improvement Costs in equal monthly payments as set forth in Section 5(b), or (ii) the amount currently estimated to be the Amortized Tenant Improvement Costs exceeds the amount of $149,652.44, the Notice of Terms shall set forth a modified monthly Amortized Tenant Improvement Costs amount.  Each payment shall be payable at the same time and in the same manner that Base Rent is payable pursuant to the Lease.  All payments received shall be applied to principal reduction.  The Amortized Tenant Improvement Costs may be prepaid in full or in part at any time without premium or penalty.  The repayment of the Amortized Tenant Improvement Costs by Tenant to Landlord shall not constitute the payment of Rent but rather the repayment of a loan; provided, however, that any default in the payment of any sums to be paid by Tenant pursuant to this Section 7(c) shall, at the election of Landlord, constitute an Event of Default under the Lease, and, in addition to giving rise to the right of acceleration set forth in the next succeeding sentence, shall entitle Landlord to exercise any and all remedies available to Landlord under the Lease, at law or in equity, for a monetary default under the Lease.  The unpaid principal balance of the Amortized Tenant Improvement Costs shall be immediately due and payable at the option of Landlord upon any Event of Default under the Lease, or upon any default in the payment of any installment of the Amortized Tenant Improvement Costs as and when due hereunder.  Any failure of Landlord to exercise such option to accelerate shall not constitute a waiver of the right to exercise such option to accelerate at any future time.
8.Temporary Space.  On and after the Effective Date Tenant shall be permitted to occupy Suite 120 in the Building consisting of approximately 4,292 rentable square feet (the “Temporary Space”), provided Tenant has provided certificates of insurance to Landlord including the Temporary Space as required under Section 11.1 of the Original Lease.  The Temporary Space shall be made available to Tenant in its “AS IS” condition and Landlord shall Section 7(c) have no obligation to construct leasehold improvements for Tenant or to repair or refurbish the Temporary Space or perform any other work in the Temporary Space.  Landlord agrees that Tenant shall not be required to pay Base Rent for the Temporary Space, however Tenant shall be obligated to pay Tenant’s Share of Operating Costs and Taxes (estimated at $1.00 per month times the rentable square footage of the Temporary Space) for the Temporary Space and any separately metered utilities.  Provided, further, for any time periods following the expiration of the Move-Out Period (as defined below), Tenant shall be additionally responsible to pay monthly Base Rent for the Temporary Space, which rent shall be equal to $715.00 per day (the “Temporary Space Rent”), for the period commencing upon the expiration of the Move-Out Period and extending to the date Tenant vacates the Temporary Space in accordance with the terms hereof.  Excepting the payment of Base Rent for the Temporary Space (other than Temporary Space Rent following the Move-Out Period, if applicable) all other terms and conditions of this Lease shall apply to Tenant’s use of the Temporary Space.  Tenant shall surrender the Temporary Space to Landlord in broom clean condition, free of all of Tenant’s personal property and otherwise in substantially the same condition the Temporary Space was delivered to Tenant no later than five (5) days after the date the Expansion Premises are Ready for Occupancy (such 5-day period, the “Move-Out Period”).  Tenant’s failure to surrender the Temporary Space following the expiration of the Move-Out Period shall be an Event of Default under this Lease and Landlord shall be entitled to all rights and remedies available at law or in equity with respect thereto.

9.Furniture.  It is acknowledged that Nexient has agreed to leave the office furniture and fixtures at the Premises listed on Exhibit C attached hereto (collectively, the “Furniture”).  Tenant acknowledges that Landlord makes no representations or warranty regarding the ownership, existence or condition of any item of the Furniture and Tenant agrees to accept the Furniture in its “AS IS” condition and, subject to the rights of any such unknown claimants, Tenant shall be deemed to own the furniture as Tenant’s personal property from and after the Effective Date hereof.  Upon the expiration or termination of the Lease, such Furniture (other than the refrigerator and the dishwasher, which are fixtures) would be considered personal property and subject to removal by Tenant in accordance with Section 19.1 of the Original Lease. During the time the Tenant Improvements are being completed, the Furniture shall be stored in the Conference Room of the Expansion Premises, where no Tenant Improvements are planned.
10.Security  Deposit.  Landlord currently holds a Security Deposit in the amount of $75,000.00 (the “Original Security Deposit”) pursuant to the terms of Section 4 of the Original Lease. In connection with this Amendment Landlord requires that the Original Security Deposit be increased to the amount of $109,939.79 (the “Security Deposit”). Upon the execution of this Amendment Tenant shall pay to Landlord the amount of $34,939.79. Thereafter, the definition of Security Deposit as set forth in the Basic Lease Information is hereby deleted in its entirety and shall be replaced with the following:

“Security Deposit:$109,939.79”

11.Brokers.  Tenant represents and warrants to Landlord that it has not engaged any broker, finder or other person who would be entitled to any commission or fees in respect of the negotiation, execution or delivery of this Amendment, other than CBRE, and shall indemnify, defend and hold harmless Landlord against any loss, cost, liability or expense incurred by Landlord as a result of any claim asserted by any such broker, finder or other person on the basis of any arrangements or agreements made or alleged to have been made by or on behalf of Tenant. The provisions of this section shall not apply to brokers with whom Landlord has an express written broker agreement.
12.Specific Representations By Tenant.  Tenant represents and warrants to Landlord that, as of the date hereof: (i) Tenant is not in breach or default of any of its obligations under the Lease, and no events have occurred which with the passage of time and/or the giving of notice would constitute a breach or default by Tenant under the Lease; (ii) to Tenant’s knowledge, Landlord is not in breach or default of any of its obligations under the Lease, and no events have occurred which with the passage of time and/or the giving of notice would constitute a breach or default by Landlord under the Lease; (iii) the Lease is in full force and effect and constitutes the only agreement between Landlord and Tenant regarding the leasing of the Premises; (iv) other than as specifically set forth in this Amendment, Tenant is not entitled to any credits, offsets, concessions or abatements under the Lease, or otherwise against the payment of rent or other charges under the Lease; (v) Tenant is not a party to any bankruptcy or similar proceeding; and (vi) Tenant holds the entire interest of the “Tenant” under the Lease, and has not assigned or sublet any interest therein.
13.Accessibility.  To Landlord’s actual knowledge, the property being leased or rented pursuant to this Amendment has not undergone inspection by a Certified Access Specialist (CASp). A CASp can inspect the Premises and determine whether the Premises comply with all of the applicable construction-related accessibility standards under State law. Although State law does not require a CASp inspection of the Premises, the Landlord may not prohibit Tenant from obtaining a CASp inspection of the Premises for the occupancy or potential occupancy of Tenant, if requested by Tenant. The parties shall mutually agree on the arrangements for the time and manner of a CASp inspection requested by Tenant, the payment of the fee for such a Tenant requested CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Premises. This Section 13 is included in this Lease solely for the purpose of complying with California Civil Code Section 1938 and shall not in any manner affect Landlord’s and Tenant’s respective responsibilities for compliance with construction-related accessibility standards as provided under the Lease.
14.Continuing Effectiveness.  The Lease, except as amended hereby, remains un- amended, and, as amended hereby, remains in full force and effect.
15.Entire Agreement.  This Amendment embodies the entire understanding between Landlord and Tenant with respect to its subject matter and can be changed only by an instrument in writing signed by Landlord and Tenant.
16.Corporate And Partnership Authority.  If Tenant is a corporation or partnership, or is comprised of either or both of them, each individual executing this Amendment for the corporation or partnership represents that he or she is duly authorized to execute and deliver this Amendment for the corporation or partnership and that this Amendment is binding upon the corporation or partnership in accordance with its terms.

17.Attorneys’ Fees.  The provisions of the Lease respecting attorneys’ fees shall apply to this Amendment or, if the Lease does not contain an attorney’s fees clause, then if legal action shall be commenced to enforce or declare the effect of any provision of this Amendment or of the Lease, the court as a part of its judgment shall award reasonable attorneys’ fees and costs to the prevailing party.
18.Execution By Both Parties.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option to lease, and it is not effective as an amendment to lease or otherwise until execution by and delivery to both Landlord and Tenant, and execution and delivery hereof.
19.Electronic Signatures.  This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together, shall constitute one document. Each party hereto, and their respective successors and assigns shall be authorized to rely upon the signatures of all of the parties hereto on this Amendment which are delivered by facsimile, telecopier or electronic mail transmission (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) as constituting a duly authorized, irrevocable, actual, current delivery of this Amendment with original ink signatures of each person and entity.

(SIGNATURES ON NEXT PAGE)

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

LANDLORD:

BSP SENITA 8000 JARVIS, LLC,

a Delaware limited liability company

By:BSP Senita Realty Investors, LLC,

a Delaware limited liability company the Sole Member

By:BSP Senita Manager, LLC,

a Delaware limited liability company its Manager

By: /s/ Mark S. Oddo

Name: Mark S. Oddo

Title:Vice President

TENANT:

RAIN THERAPEUTICS INC.,

a Delaware corporation

By:/s/ Avanish Vellanki

Name:Avanish Vellanki

Title:CEO

Approved: /s/ Nelson Cabatuan

Nelson Cabatuan, SVP